Exhibit 99.1

News Release

For Immediate Release
November 16, 2009

Federal Home Loan Bank of San Francisco
Announces 2009 Director Election Results

San Francisco-The Bank today announced the results of the 2009 election for two nonmember independent director positions and two California member director positions on its Board of Directors.

Incumbent nonmember independent directors John F. Luikart and John T. Wasley were elected to new terms on the Bank's board. Mr. Luikart is president of Bethany Advisors LLC, in San Francisco, California. Mr. Wasley is a managing partner with Heidrick & Struggles, in El Segundo, California.

Incumbent California member director D. Tad Lowrey was elected to a new term on the Bank's board. The Bank's California members have also elected J. Benson Porter as a California member director on the Bank's board. Mr. Lowrey is president and chief executive officer of CapitalSource Bank, in Los Angeles, California. Mr. Porter is president and chief executive officer of Addison Avenue Federal Credit Union, in Palo Alto, California.

Each of these positions has a four-year term beginning January 1, 2010, and ending December 31, 2013.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

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Contact:
Lucia Marquès, (415) 616-2786
marquesl@fhlbsf.com